Exhibit 99.1
For Immediate Release
Corel Welcomes Kris Hagerman as Permanent CEO
OTTAWA, Canada — July 29, 2009 — Corel Corporation (NASDAQ:CREL; TSX:CRE) today announced that Kris Hagerman, who joined the Company as Interim CEO in May 2008, will assume the role of Corel CEO on a permanent basis effective today.
“We are delighted that Kris is joining Corel as its permanent CEO,” said Alex Slusky, Chairman of Corel’s Board of Directors and Managing Partner at Vector Capital, the Company’s majority shareholder. “Since joining the Company, Kris has been actively engaged in advancing all aspects of Corel’s business strategy, while steering the Company through a very challenging economic cycle.”
“I’m excited about joining Corel on a permanent basis and by the opportunity to drive the future of the company with a longer-term outlook,” said Hagerman. “In my time at Corel, I’ve been impressed by the quality and commitment of the team, and I’m excited about what Corel can accomplish in the years ahead as we look to leverage the many strengths of the company, including its vast customer base, the depth and breadth of its product portfolio, its reputation for innovation, quality, and value, and its global distribution channels.”
Joe Roberts, who joined the Company in March of this year as Interim Executive Vice President, Products is also joining the Company on a permanent basis. Roberts is responsible for product management, product development, and product marketing for Corel’s graphics, productivity, and digital media products.
The Company also announced today that Doug McCollam, CFO, will be leaving Corel to take a career sabbatical. McCollam will remain with the Company until a permanent replacement is identified and to assist through the transition period.
“Doug has been a valued member of Corel’s senior executive team since 2004 and has provided strong financial leadership through a number of key Company milestones including Corel’s IPO in 2006 and the acquisitions of Jasc, WinZip, InterVideo and Ulead,” said Hagerman. “On behalf of the executive team and the Board, I want to thank Doug for his outstanding service and many contributions to Corel over the past five years. We wish him the very best.”

For more information please visit, www.corel.com or www.corel.com/executivebios.
About Corel
Corel is one of the world’s top software companies with more than 100 million active users in over 75 countries. We develop software that helps people express their ideas and share their stories in more exciting, creative and persuasive ways. Through the years, we’ve built a reputation for delivering innovative, trusted products that are easy to learn and use, helping people achieve new levels of productivity. The industry has responded with hundreds of awards for software innovation, design and value.
Our award-winning product portfolio includes some of the world’s most widely recognized and popular software brands, including CorelDRAW® Graphics Suite, Corel® Painter™, Corel DESIGNER® Technical Suite, Corel® Paint Shop Pro® Photo, VideoStudio®, WinDVD®, Corel® WordPerfect® Office and WinZip®. Our global headquarters are in Ottawa, Canada, with major offices in the United States, United Kingdom, Germany, China, Taiwan and Japan.
© 2009 Corel Corporation. All rights reserved. Corel, CorelDRAW, Paint Shop Pro, Painter, Corel DESIGNER, VideoStudio, WordPerfect, WinDVD, WinZip, iGrafx and the Corel logo are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other product, font and company names and logos are trademarks or registered trademarks of their respective companies.
CRELF
Press Contact:
Catherine Hughes
613-728-0826 x1659
catherine.hughes@corel.com
Investor Relations Contact:
Doug McCollam
613-728-0826 X 1953
doug.mccollam@corel.com